UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549




                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. 1)


                              Domino's Pizza, Inc.
    ------------------------------------------------------------------------
                                (Name of Issuer)




                          Common Stock, $.01 par value
    ------------------------------------------------------------------------
                         (Title of Class of Securities)




                                    25754A201
    ------------------------------------------------------------------------
                                  CUSIP Number


                                January 18, 2008
    ------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

            |_| Rule 13d-1(b)

            |X| Rule 13d-1(c)

            |_| Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 11 Pages

CUSIP No.: 25754A201

--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSON

          Blue Harbour Group, LP
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [_]
                                                                        (b) [X]
--------------------------------------------------------------------------------
    3     SEC USE ONLY

--------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                      5     SOLE VOTING POWER

                            0
    NUMBER OF     --------------------------------------------------------------
      SHARES          6     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY               6,764,491
       EACH       --------------------------------------------------------------
    REPORTING         7     SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0
                  --------------------------------------------------------------
                      8     SHARED DISPOSITIVE POWER

                            6,764,491
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          6,764,491
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                        [_]
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          10.92%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON

          PN
--------------------------------------------------------------------------------




                               Page 2 of 11 Pages

CUSIP No. : 25754A201

--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSON

          Blue Harbour Strategic Value Partners Master Fund, LP
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [_]
                                                                        (b) [X]
--------------------------------------------------------------------------------
    3     SEC USE ONLY

--------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands, British West Indies
--------------------------------------------------------------------------------
                      5     SOLE VOTING POWER

                            0
    NUMBER OF     --------------------------------------------------------------
      SHARES          6     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY               5,266,348
       EACH       --------------------------------------------------------------
    REPORTING         7     SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0
                  --------------------------------------------------------------
                      8     SHARED DISPOSITIVE POWER

                            5,266,348
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          5,266,348 *
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                        [_]
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          8.50%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON

          PN
--------------------------------------------------------------------------------


* The aggregate amount in Row 9 excludes shares directly and beneficially owned by Blue Harbour Institutional Partners Master Fund, L.P.


                               Page 3 of 11 Pages

CUSIP No. : 25754A201

--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSON

          Blue Harbour Institutional Partners Master Fund, L.P.
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [_]
                                                                        (b) [X]
--------------------------------------------------------------------------------
    3     SEC USE ONLY

--------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands, British West Indies
--------------------------------------------------------------------------------
                      5     SOLE VOTING POWER

                            0
    NUMBER OF     --------------------------------------------------------------
      SHARES          6     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY               1,498,143
       EACH       --------------------------------------------------------------
    REPORTING         7     SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0
                  --------------------------------------------------------------
                      8     SHARED DISPOSITIVE POWER

                            1,498,143
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,498,143 *
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                        [_]
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          2.42%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON

          PN
--------------------------------------------------------------------------------


* The aggregate amount in Row 9 excludes shares directly and beneficially owned by Blue Harbour Strategic Value Partners Master
Fund, LP



                               Page 4 of 11 Pages

CUSIP No.: 25754A201

--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSON

          Blue Harbour GP, LLC
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [_]
                                                                        (b) [X]
--------------------------------------------------------------------------------
    3     SEC USE ONLY

--------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                      5     SOLE VOTING POWER

                            0
    NUMBER OF     --------------------------------------------------------------
      SHARES          6     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY               6,764,491
       EACH       --------------------------------------------------------------
    REPORTING         7     SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0
                  --------------------------------------------------------------
                      8     SHARED DISPOSITIVE POWER

                            6,764,491
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          6,764,491
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                        [_]
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          10.92%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON

          OO
--------------------------------------------------------------------------------






                               Page 5 of 11 Pages

CUSIP No.: 25754A201

--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSON

          Blue Harbour Holdings, LLC
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [_]
                                                                        (b) [X]
--------------------------------------------------------------------------------
    3     SEC USE ONLY

--------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                      5     SOLE VOTING POWER

                            0
    NUMBER OF     --------------------------------------------------------------
      SHARES          6     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY               6,764,491
       EACH       --------------------------------------------------------------
    REPORTING         7     SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0
                  --------------------------------------------------------------
                      8     SHARED DISPOSITIVE POWER

                            6,764,491
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          6,764,491
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                        [_]
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          10.92%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON

          OO
--------------------------------------------------------------------------------



                               Page 6 of 11 Pages

CUSIP No.:  25754A201

--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSON

          Clifton S. Robbins
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [_]
                                                                        (b) [X]
--------------------------------------------------------------------------------
    3     SEC USE ONLY

--------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America
--------------------------------------------------------------------------------
                      5     SOLE VOTING POWER

                            0
    NUMBER OF     --------------------------------------------------------------
      SHARES          6     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY               6,764,491
       EACH       --------------------------------------------------------------
    REPORTING         7     SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0
                  --------------------------------------------------------------
                      8     SHARED DISPOSITIVE POWER

                            6,764,491
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          6,764,491
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                        [_]
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          10.92%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON

          IN
--------------------------------------------------------------------------------




                               Page 7 of 11 Pages

ITEM 1.     NAME OF ISSUER AND ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            (a)   Name of Issuer: Domino's Pizza, Inc. (the "Company")

            (b)   Address of Issuer's Principal Executive Offices:

                  30 Frank Lloyd Wright Drive
                  Ann Arbor, MI 48106

ITEM 2.    PERSON FILING:

(a)   Name of Person Filing:

            Blue Harbour Group, LP ("Manager")
            Blue Harbour Strategic Value Partners Master Fund, LP (the "Fund") Blue Harbour Institutional Partners Master Fund, L.P. ("BHIP") Blue Harbour GP, LLC ("Fund GP")
            Blue Harbour Holdings, LLC ("Manager GP")
            Clifton S. Robbins ("Mr. Robbins")

      The Manager, the Fund, BHIP, Fund GP, Manager GP and Mr. Robbins are herein sometimes referred to each as a "Reporting Person" and collectively as the "Reporting Persons."

(b)   Address of Principal Business Office or, if none, Residence:

            The address of the principal business office of each of Manager, the Fund, BHIP, Fund GP, Manager GP and Mr. Robbins is:

            646 Steamboat Road
            Greenwich, Connecticut 06830

(c)   Citizenship:

            Each of the Fund and BHIP is organized under the laws of the Cayman Islands. Each of Fund GP, Manager and Manager GP is organized under the laws of the State of Delaware. Mr. Robbins is a citizen of the United States of America.

(d)   Title of Class of Securities:

            Common Stock, par value $.01 per share (the "Common Stock")

(e)   CUSIP Number:

            25754A201

ITEM 3.     IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B) OR
(C), CHECK WHETHER THE PERSON FILING IS A:

      (a)   [_]   Broker or dealer registered under Section 15 of the Exchange
                  Act

      (b)   [_]   Bank as defined in Section 3(a)(6) of the Exchange Act

      (c)   [_]   Insurance company as defined in Section 3(a)(19) of the
                  Exchange Act

      (d)   [_]   Investment company registered under Section 8 of the
                  Investment Company Act

      (e)   [_]   An investment adviser in accordance with Rule
                  13d-1(b)(1)(ii)(E)

      (f)   [_]   An employee benefit plan or endowment fund in accordance with
                  Rule 13d-1(b)(1)(ii)(F)



                               Page 8 of 11 Pages

      (g)   [_]   A parent holding company or control person in accordance with
                  Rule 13d-1(b)(1)(ii)(G)

      (h)   [_]   A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act

      (i)   [_]   A church plan that is excluded from the definition of an
                  investment company under Section 3(c)(14) of the Investment
                  Company Act

      (j)   [_]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

ITEM 4.     OWNERSHIP.


ITEM 4(A):  AMOUNT BENEFICIALLY OWNED:

      See response to Item 9 on each cover page, and the information set forth below.


ITEM 4(B):  PERCENT OF CLASS:

      See response to Item 11 on each cover page, and the information set forth below. Such figure is based on the number of shares of Common Stock outstanding as of October 7, 2007 as set forth in the Company's Report on Form 10-Q for the quarterly period ended September 9, 2007.

ITEM 4(C):  Number of shares as to which the Reporting Person has:

      (i)   Sole power to vote or direct the vote:

            See response to Item 5 on each cover page, and the information set forth below.

      (ii)  Shared power to vote or to direct the vote:

            See response to Item 6 on each cover page, and the information set forth below.

      (iii) Sole power to dispose of or to direct the disposition of:

            See response to Item 7 on each cover page, and the information set forth below.

      (iv)  Shared power to dispose of or to direct the disposition of:

            See response to Item 8 on each cover page, and the information set forth below.

      The Fund is an exempt limited partnership organized under the laws of the Cayman Islands and is the direct beneficial owner of 5,266,348 shares of Common Stock reported on this Statement on Schedule 13G and BHIP is an exempt limited partnership organized under the laws of the Cayman Islands and is the direct owner of 1,498,143 shares of Common Stock reported on this Statement on Schedule 13G. Fund GP is the general partner of the Fund and BHIP. Manager serves as investment manager of the Fund and BHIP. Manager GP is the general partner of Manager. Mr. Robbins directly or indirectly through trusts or other entities controlled by Mr. Robbins is the controlling shareholder of Manager GP and Fund GP. By virtue of their relationships, Fund GP, Manager, Manager GP and Mr. Robbins may be deemed to have shared power to vote and dispose of, or to direct the vote and disposition of, the shares beneficially owned by the Fund and BHIP. Fund GP, Manager, Manager GP and Mr. Robbins disclaim beneficial ownership of such shares for all other purposes.


ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

      Not applicable.


ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

      Not applicable.



                               Page 9 of 11 Pages

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

      Not applicable.


ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

      See Exhibit 1 to the prior Statement on Schedule 13G of the Reporting Persons.


ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

      Not applicable.


ITEM 10.    CERTIFICATION.

      (a)   Not applicable.

      (b) By signing below the undersigned certifies that, to the best of its or his (as the case may be) knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
























                              Page 10 of 11 Pages

                                   SIGNATURES

      After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

January 23, 2008                    BLUE HARBOUR GROUP, LP

                                    By:  Blue Harbour Holdings, LLC,
                                         its general partner

                                         By:  /s/  Clifton S. Robbins
                                             -----------------------------------
                                             Name:  Clifton S. Robbins
                                             Title: Managing Member


January 23, 2008                    BLUE HARBOUR STRATEGIC VALUE PARTNERS
                                    MASTER FUND, LP

                                    By:  Blue Harbour GP, LLC, its general
                                         partner

                                         By:  /s/  Clifton S. Robbins
                                             -----------------------------------
                                             Name:  Clifton S. Robbins
                                             Title: Managing Member


January 23, 2008                    BLUE HARBOUR INSTITUTIONAL PARTNERS MASTER
                                    FUND, L.P.

                                    By:  Blue Harbour GP, LLC, its general
                                         partner

                                         By:  /s/  Clifton S. Robbins
                                             -----------------------------------
                                             Name:  Clifton S. Robbins
                                             Title: Managing Member


January 23, 2008                    BLUE HARBOUR GP, LLC

                                         By:  /s/  Clifton S. Robbins
                                             -----------------------------------
                                             Name:  Clifton S. Robbins
                                             Title: Managing Member


January 23, 2008                    BLUE HARBOUR HOLDINGS, LLC

                                         By:  /s/  Clifton S. Robbins
                                             -----------------------------------
                                             Name:  Clifton S. Robbins
                                             Title: Managing Member


January 23, 2008                       /s/  Clifton S. Robbins
                                    ----------------------------------
                                    Name:  Clifton S. Robbins








                              Page 11 of 11 Pages